EXHIBIT 10.9

January 13, 2009

General Wesley K. Clark
United States Army (Retired)
Chairman and CEO
Wesley K. Clark & Associates

Dear General Clark:

As a follow up to our recent meetings and numerous discussions, we are sincerely honored to extend this invitation to join the board of directors of Juhl Wind, Inc. You will be joining Chairman Juhl, Director Hurley and myself.

This letter outlines the basic terms of our directorship and will serve as the formal instrument of your membership to our board.

Director Responsibilities:

As a member of our board, you will assume traditional responsibilities of a director of a public company. Our basic responsibilities include but are not limited to the following:

- General company oversight customary for a board member.
- Recruitment of additional directors for the board.
- Membership in at least one committee of the board.
- General promotion of Juhl Wind and its growth objectives.
- Additional activities as requested consistent with this agreement.
- Attendance via teleconference of board meetings – currently scheduled as one per quarter.

Compensation:

At this time, each member of the board of Juhl Wind receives $10,000 per year in annual cash compensation along with 10,000 options of our company stock. As our business operations and corresponding revenue expand, we intend to review our director compensation on an ongoing basis.

In addition to our standard compensation, you will receive a $1500 per day per diem when conducting specific business activities as requested. Finally, all directors receive full reimbursement for expenses incurred on behalf of your Juhl Wind position including travel and administrative expenses.

Expanded Role:

As we have discussed, in addition to serving as a director of Juhl Wind, we have agreed to appoint you as chairman of the entity we form to serve as our wind farm development equity fund (the "Fund Entity"). In this capacity, we expect that you will earn $150,000 per year for oversight over the first $100 million fund. We recognize that if we raise less than $100 million in the first fund, your fee may be reduced to an amount no lower than $100,000 per year. Conversely, your fee to manage the Fund Entity will increase for each additional $50 million under management by approximately $25,000 up to a maximum of $350,000 per year – at which point the compensation of the chairmanship will be reviewed by the then board of the Fund Entity which shall be appointed by the board of Juhl Wind.

If the Fund Entity is a public company or vehicle (REIT, public MLP, etc.) you will also earn stock options in the Fund Entity consistent with the role and industry standard compensation.

Additional Items:

Indemnification – As a member of the board of Juhl Wind, you will be fully indemnified and held harmless by Juhl Wind for any actions taken by you on behalf of the company customary for a board member and consistent with other provisions of this letter agreement. A similar indemnification shall be provided for your role in the Fund Entity.

Waiver of Conflicts – The board of Juhl Wind acknowledges the other board and/or management roles in which you currently serve. We confirm that we have evaluated the potential conflicts that may exist and we accept those conflicts and formally waive any policy we may have prohibiting such conflicts given that we believe greater benefits will be derived from such relationships superseding any conflicts. The roles we acknowledge and conflicts waived include the positions you hold with Rodman & Renshaw, SolWin Power, EWT B.v., and EWT Americas and other similar companies in the renewable space. Other business relationships that I have: Eutelsat, Inc., Four Seasons Ventures, Global Options Group, Mountain Valley Water, AMG – Safeguard, Argyle, Coffeyville Resources, Nutracea, Prysmian Sri, Summa Entertainment Network, LLC, Capital Oil & Gas, LLC, Magnum Jet, Tiversa, Trireme Systems, GeoOptics, Exensor, Bankers Petroleum, Forterra, HSB Identification, T3 Motion and the Doheny Group.

In addition to this Conflicts Waiver, we acknowledge that it is probable at this time that Juhl Wind will conduct business with EWT, Rodman & Renshaw and other companies that you have business relationships with and that you may earn indirect or direct financial benefit from such business as a result of the positions you hold with each company.

Confidentiality/Public Announcement – This letter agreement and the plan to add you to our board is a confidential matter and is considered material, non-public information. You should instruct any associates familiar with this matter that they should not trade in the stock of Juhl Wind, until such time that your role as a director has been announced publicly by Juhl Wind. Accordingly, shortly after your formal acceptance of this offer, it is a requirement that Juhl Wind issue a public announcement of your addition as soon as practical. You and/or your staff will be asked to provide your review and approval of such announcement.

Lack of Independence - Given the Expanded Role as contemplated by this agreement, we acknowledge that you will not be deemed an independent director as defined by the U.S. Securities and Exchange Commission.

We are honored to invite you to join our board and to chair the board of our Fund Entity and we hope that you will accept this invitation as soon as possible. Please acknowledge your acceptance with your signature below.

Sincerely:

1/13/2009

John Mitola on behalf of Chairman Juhl and the board of Juhl Wind Inc.

Cc: Mark Nichols, Wesley Clark and Associates

AGREED TO AND ACCEPTED

____
Signature

Wesley K. Clark
Printed

January 13, 2009
Date